Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ToughBuilt Industries, Inc. on Form S-1 filed pursuant to Rule 462(b) of our report dated March 29, 2019, with respect to our audits of the financial statements of ToughBuilt Industries, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of ToughBuilt Industries, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts”, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

January 23, 2020